UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K/A

(Amendment No. 1)

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2011

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CHINA MARKETING MEDIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

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Texas	000-51806	76-0641113
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

RMA 901
KunTai International Mansion
No. 12 Chaowai Street
Beijing, 100020, People’s Republic of China
(Address of Principal Executive Office) (Zip Code)

(86)10-59251090
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8–K/A (“Amendment No. 1”) amends and restates in its entirety the Current Report on Form 8–K filed on December 29, 2011 (the “Original Filing”) by China Marketing Media Holdings, Inc. (the “Company”) disclosing certain asset disposition, intra-company reorganization and related matters. The Company is filing this Amendment No. 1 in response to comments by the staff of the U.S. Securities and Exchange Commission in connection with its review of the Original Filing.

Section 1-Registrant’s Business and Operations

           Item 1.01           Entry into a Material Definitive Agreement

           In December 2011, Shenzhen New Media Consulting Co, Ltd. (“SNMC”), an indirectly owned subsidiary of China Marketing Media Holdings, Inc. (the “Company”) and the sole shareholder of Shenzhen Media Investment Co. Ltd (“SMI”), completed a disposition of 100% equity interest in SMI to Bin Li, a former member of the Board and related party, and Feng Yu, an individual shareholder of the Company since August 2010 (each, a “Transferee”).  Specifically, on December 26, 2011, SMI, on the one hand, and each Transferee, on the other hand, executed certain Equity Transfer Agreement under which Bin Li and Feng Yu acquired 90% and 10% equity interests in SMI, respectively, in exchange for a total cash consideration of RMB 38,915,724 (RMB 35,024,152 and 3,891,572 respectively (approximately, USD$5,500,326 and $611,147, respectively)), which was determined based on the net asset value of the transferred assets in accordance with the PRC GAAP and subject to adjustments. The foregoing acquisition included SMI’s liabilities in the total amount of RMB 7,051,286 also estimated in accordance with the PRC GAAP and subject to adjustments. SMI’s primary business includes, among other things, sales and marketing of magazines and advertising space in magazines and provision of strategic planning for magazines. The disposition included assets related to the Company’s online sales of consumer products. Specifically, (i) the total assets disposed were in the amount of RMB in thousands 58,974 and included cash, accounts receivable, inventory (among others, electronic appliances, personal computers, and cosmetics), fixed assets (among others, furniture, fixtures and computers) and intangible assets (among ERP system and customer call center software), and (ii) the total liabilities disposed were in the amount of RMB in thousands (20,059) and included accounts payable, accrued expenses and others.  The Company’s Operations and Management Agreement with CMO, a state owned entity of the Administration of Press and Publication of Henan Provincial Government was not included in the foregoing transaction and, therefore, did not require CMO’s approval. The total amount of net assets disposed in connection with the foregoing transaction was RMB38,915,724.  All amounts are in RMB and are subject to audit adjustments.

To facilitate the foregoing disposition of SMI, on December 23, 2011, SNMC entered into certain intra-company equity transfer agreements with SMI, pursuant to which SMI transferred its 10% equity interest in Beijing Orient Converge Human Resources Management Center Co. Ltd., its 98% equity interest in Beijing Media Management Consultation Company (“BMMC”) and its 30% equity interest in Shenzhen Directory Marketing Management Co. Ltd., all of which, prior to the disposition were the Company’s subsidiaries, in consideration for RMB 500,000 (approximately USD$78,522), RMB 980,000 (approximately USD$153,903) and RMB15,000,000 (approximately USD$2,355,657), respectively, to SNMC.  In addition, Wengao Luo, a member of the Company’s Board, agreed to transfer all of his 2% equity interest in BMMC to SNMC in consideration for RMB20,000 (approximately USD$3,141).

Bin Li served as a Board member of the Company until February 25, 2011 when he resigned not for cause or due to any disagreements with the Company, as disclosed in the Company’s public filings. An advance payment in the amount of USD$4,373,770 (referenced in Note 7 – Advance to Related Party) to the Company’s financial statements for the period ended September 30, 2011 was part of the assets included in the SMI transaction.  The disinterested members of the Company’s Board reviewed and approved the terms of the foregoing equity transfer transactions.

The foregoing description of the equity transfer agreement and related agreements in connection therewith does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of such agreement filed as Exhibit to this Current Report on Form 8-K and is incorporated herein by reference. The equity transfer agreement contains representations and warranties by each of the parties thereto which are customary in the agreements of this nature. These representations and warranties have been made solely for the benefit of the other parties to such agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	may have been qualified in the agreement by disclosures that were made to the other party in connection with the negotiation of the agreement;
•	may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and
•	were made only as of the date of the agreement or such other date or dates as may be specified in the agreement.

Section 2 – Financial Information

 Item 2.01             Completion of Acquisition or Disposition of Assets

           The registrant hereby incorporates by reference the disclosure made in Item 1.01 above.

Section 9 - Financial Statement and Exhibits

Item 9.01             Financial Statements and Exhibits.

10.1                      Form of Equity Transfer Agreement.*

99.1                      Press release.*

*Previously filed as exhibits to the Current Report on Form 8-K filed on December 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

China Marketing Media Holdings, Inc.

By:	/s/ Zhen Zhen Peri
Zhen Zhen Peri Chief Financial Officer

Date:           February 28, 2012